Exhibit 15.1


California Energy Company, Inc.
Omaha, Nebraska

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of California Energy Company, Inc. for the periods ended March 31, 1995 and 1994, June 30, 1995 and 1994 and September 30, 1995 and 1994, as indicated in the reports of Deloitte & Touche LLP dated April 25, 1995, July 27, 1995 and October 19, 1995, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that the reports of Deloitte & Touche LLP referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 are being used in this Registration Statement on Form S-8.

We are also aware that the aforementioned reports of Deloitte & Touche LLP, pursuant to Rule 436(c) under the Securities Act of 1993, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Omaha, Nebraska
December 8, 1995